Exhibit 10.131
New Jersey
NM Loan No. 338136
NY Life Loan No. 374-0185
RECORDING REQUESTED BY

WHEN RECORDED MAIL TO

The Northwestern Mutual Life Ins. Co.
720 East Wisconsin Avenue - Rm N16WC
Milwaukee, WI 53202
Attn: Sheila Lawton

SPACE ABOVE THIS LINE FOR RECORDER’S USE

This Instrument was prepared by (Carol C. Stern) Attorney, for The Northwestern Mutual Life Insurance Company, 720 East Wisconsin Ave., Milwaukee, WI 53202 and New York Life Insurance Company, 51 Madison Ave., New York, NY 10010.

MORTGAGE and SECURITY AGREEMENT
and FINANCING STATEMENT

THIS MORTGAGE and SECURITY AGREEMENT and FINANCING STATEMENT is made as of the 28th day of October, 2008 between M-C PLAZA V L.L.C., a New Jersey limited liability company (“Ground Lessor”), CAL-HARBOR V URBAN RENEWAL ASSOCIATES L.P., a New Jersey limited partnership (“Ground Lessee” and/or “Master Lessor”) and CAL-HARBOR V LEASING ASSOCIATES L.L.C., a New Jersey limited liability company (“Plaza V Leasing” and/or “Master Lessee”), whose mailing address is c/o Mack-Cali Realty Corporation, 343 Thornall Street, Edison, NJ 08837-2206, herein (whether one or more in number) collectively called “Mortgagor”, and THE NORTHWESTERN MUTUAL LIFE INSURANCE COMPANY, a Wisconsin corporation, whose mailing address is 720 E. Wisconsin Avenue, Milwaukee, WI 53202 (“Northwestern Mutual”), and NEW YORK LIFE INSURANCE COMPANY, a New York mutual insurance company, whose mailing address is c/o New York Life Investment Management LLC, 51 Madison Avenue, New York, NY 10010 (“New York Life”; Northwestern Mutual and New York Life, herein together called “Mortgagee”):

WITNESSETH, That Mortgagor, in consideration of the indebtedness herein mentioned, does hereby grant, convey, mortgage and warrant unto Mortgagee forever, the following property (herein referred to collectively as the “Property”):

A.
The (i) land in Jersey City, Hudson County, New Jersey, described in Exhibit “A” attached hereto and incorporated herein (the “Land”), (ii) the leasehold estate in the land created by that certain Ground Lease between Harborside Exchange Place Limited Partnership (“HEPLP”) and Plaza V Urban Renewal Associates L.P. (“PVURA”) dated December 4, 1995, which lease was assigned by HEPLP to Cali Harborside (Fee) Associates L.P. (“Cali Harborside (Fee)”, predecessor-in-interest to Ground Lessor) and by PVURA to Ground Lessee by separate assignments each dated as of November 1, 1996, as amended by Amendment to Plaza V Ground Lease dated as of November 1, 1996 and further amended by Second Amendment to Ground Lease dated as of March 29, 1999, and the landlord’s interest in which was conveyed to Ground Lessor by Warranty Deed from Cali Harborside (Fee) dated July 27, 2006 and recorded in the Hudson County Register’s Office in Deed Book 7967, Page 308 et seq. (collectively, the “Ground Lease”), and (iii) the subleasehold interest in the Property created by that certain Master Lease between Master Lessor and Plaza V Leasing dated as of June 2, 1999 (the “Master Lease”); and

B.
All easements, appurtenances, tenements and hereditaments including, but not limited to all waters, water rights, water courses, ways, trees, rights, liberties and privileges, belonging to or benefiting the Land; and

C.
All improvements to the Land including, but not limited to, all buildings, structures and improvements now existing or hereafter erected on the Land; all fixtures of every description including, but not limited to, all engines, boilers, elevators, machinery, heating apparatus, electrical equipment, air-conditioning and ventilating equipment, water and gas fixtures, which are or may be placed or used upon the Land and which are attached to the buildings, structures, improvements or the Land; all of which, to the extent permitted by applicable law, shall be deemed an accession to the freehold and a part of the realty as between the parties hereto; and

D.
Mortgagor’s interest in all articles of personal property of every kind and nature whatsoever including, but not limited to, all furniture and easily removable equipment now or hereafter located upon the Land or in or on the buildings and improvements and now owned or hereafter acquired by Mortgagor.

Without limiting the foregoing grants, but subject to the terms and conditions of this Mortgage, Mortgagor hereby pledges to Mortgagee, and grants to Mortgagee a security interest in, all of Mortgagor’s present and hereafter acquired right, title and interest in and to the Property and any and all:

E.
Cash and other funds now or at any time hereafter deposited by or for Mortgagor on account of tax, special assessment, replacement or other reserves that may be required to be maintained pursuant to the Loan Documents (as hereinafter defined) with Mortgagee or a third party, or otherwise deposited with, or in the possession of, Mortgagee pursuant to the Loan Documents; and

F.
To the extent assignable or to the extent that a valid lien can be created with respect thereto, surveys, soils reports, environmental reports, guaranties, warranties, architect’s contracts, construction contracts, drawings and specifications, applications, permits, surety bonds and other contracts relating to the acquisition, design, development, construction and operation of the Property; and

G.
Accounts, chattel paper, deposit accounts, instruments, equipment, inventory, documents, general intangibles, letter-of-credit rights, investment property and all other personal property of Mortgagor, in each case, to the extent associated with or arising from the ownership, development, operation, use or disposition of any portion of the property described, above (including, without limitation, any and all rights in the property name “Plaza V”); and

H.
Present and future rights to condemnation awards, insurance proceeds or other proceeds at any time payable to or received by Mortgagor on account of the Property or any of the foregoing personal property.

All personal property hereinabove described is hereinafter collectively referred to as the “Personal Property”.

If any of the Property is of a nature that a security interest therein can be perfected under the Uniform Commercial Code, this Mortgage shall constitute a security agreement and financing statement if permitted by applicable law and Mortgagor authorizes Mortgagee to file a financing statement describing such Property and, at Mortgagee’s request, agrees to join with Mortgagee in the execution of any financing statements and to execute any other instruments that may be necessary or desirable, in Mortgagee’s determination, for the perfection or renewal of such security interest under the Uniform Commercial Code.

TO HAVE AND TO HOLD the same unto Mortgagee for the purpose of securing:

(a) Payment to the order of Northwestern Mutual of the indebtedness evidenced by a promissory note of even date herewith (and any restatement, extension or renewal thereof and any amendment thereto) executed by Mortgagor for the principal sum of ONE HUNDRED TWENTY MILLION DOLLARS, with final maturity no later than November 1, 2018 and with interest as therein expressed (which promissory note, as such instrument may be amended, restated, renewed and extended, is hereinafter referred to as the “Northwestern Note”); and

(b) Payment to the order of New York Life of the indebtedness evidenced by a promissory note of even date herewith (and any restatement, extension or renewal thereof and any amendment thereto) executed by Mortgagor for the principal sum of ONE HUNDRED TWENTY MILLION DOLLARS, with final maturity no later than November 1, 2018 and with interest as therein expressed (which promissory note, as such instrument may be amended, restated, renewed and extended, is hereinafter referred to as the “NYL Note”; the Northwestern Note and the NYL Note are together referred to as the “Notes”); and

(c) Payment of all sums that may become due Mortgagee under the provisions of, and the performance of each agreement of Mortgagor contained in, the Loan Documents.

“Loan Documents” means this Mortgage, the Notes, that certain Loan Application dated as of August 5, 2008 from Mortgagor to Mortgagee and that certain acceptance letter issued by Mortgagee dated September 24, 2008 (together, the “Commitment”), that certain Absolute Assignment of Leases and Rents of even date herewith between Mortgagor and Mortgagee (the “Absolute Assignment”), that certain Certification of Borrowers of even date herewith, that certain Limited Liability Company Supplement and that certain Limited Partnership Supplement each dated contemporaneously herewith, any other supplements and authorizations required by Mortgagee and all other agreements entered into or documents executed by Mortgagor and delivered to Mortgagee in connection with the indebtedness evidenced by the Notes, except for that certain Environmental Indemnity Agreement of even date herewith given by Mortgagor and Mack-Cali Realty, L.P., a Delaware limited partnership (the “Principal”) to Mortgagee (the “Environmental Indemnity Agreement”), as any of the foregoing may be amended from time to time.

TO PROTECT THE SECURITY OF THIS MORTGAGE, MORTGAGOR COVENANTS AND AGREES:

Payment of Debt.  Mortgagor agrees to pay the indebtedness hereby secured (the “Indebtedness”) promptly and in full compliance with the terms of the Loan Documents.

Ownership.

Ground Lessor represents that: (i) subject to the Ground Lease, it owns the portion of the Property described in Paragraph A, clause (i) and Paragraph B, above; and (ii) pursuant to the Ground Lease, it holds a reversionary interest in the portion of the Property described in Paragraph C, above.

Ground Lessee represents that, pursuant to the Ground Lease, it owns: (i) a leasehold interest in the portion of the Property described in Paragraph A, clauses (i) and (ii) and Paragraph B, above; and (ii) the Property described in Paragraph C, above, and it has leased the Property to Plaza V Leasing pursuant to the Master Lease.

Plaza V Leasing represents that, pursuant to the Master Lease, it owns: (i) a subleasehold interest in the portion of the Property described in Paragraph A, clauses (i) and (iii) and Paragraphs B and C, above; and (ii) the portion of the Property described in Paragraph D, above.

Each Mortgagor represents that it has good and lawful right to convey its respective interest in the Property and that its respective interest in the Property is free and clear from any and all encumbrances whatsoever, except as appears in the title insurance commitment received by Mortgagee on the date hereof (the “Title Commitment”).  Each Mortgagor does hereby forever warrant and shall forever defend the title and possession thereof against the claims of any and all persons whomsoever, except such rights, interests and claims as appear in the Title Commitment.

Ground Lessor and Ground Lessee each represent and covenant to Mortgagee that:

(a)	Ground Lessor and Ground Lessee have each approved the Indebtedness represented by the Notes;

(b)	Default under the Ground Lease by any party thereto may result in foreclosure by Mortgagee of Ground Lessor’s interest in the Property;

(c)
The terms of the Ground Lease will be subordinate to the terms of this Mortgage, with any conflict resolved in favor of this Mortgage, and all rent and other payments due Ground Lessor under the Ground Lease shall be deferred as necessary to ensure that income from the Property after payment of all expenses is sufficient to first pay in full all amounts payable under the Loan Documents and all operating costs of the Property;

(d)	Ground Lessor and Ground Lessee will fully perform their respective obligations under the Ground Lease;

(e)
The Ground Lease is in full force and effect and has not been amended, except as included within the defined term “Ground Lease” and as may have been disclosed to Mortgagee in writing prior to the date hereof and approved by Mortgagee, and there are no defaults, claims or offsets thereunder nor any matters that may ripen into a default, claim or offset by any party thereto, except as may have been disclosed to Mortgagee in writing prior to the date hereof and reasonably approved by Mortgagee;

(f)	Any default by Ground Lessor or Ground Lessee under the Ground Lease shall constitute a default under this Mortgage;

(g)	Simultaneously with serving a default or other notice upon the other, Ground Lessor and/or Ground Lessee shall serve a copy of such notice upon Mortgagee;

(h)
Mortgagee shall have the right (but not the obligation) to cure any default by Ground Lessor or Ground Lessee within the applicable time for cure set forth in the Ground Lease, plus a reasonable period of time thereafter;

(i)
Neither Ground Lessor nor Ground Lessee shall take any action to cause or permit the termination or modification of the Ground Lease or the merger of the fee interest and the leasehold interest in the Property, and no agreement modifying, cancelling or surrendering the Ground Lease shall be effective, in each case, without Mortgagee’s prior written consent, and any purported termination, modification, amendment, cancellation, surrender or merger without Mortgagee’s consent shall be void and constitute a default under this Mortgage; provided, however, that Mortgagee shall not unreasonably withhold, delay or condition its consent; and

(j)
In the event of termination of the Ground Lease by process of law prior to the expiration of its term, Ground Lessor shall, at Mortgagee’s option and request, enter into a new lease with Mortgagee (or such party designated by Mortgagee) for the remainder of the term of the Ground Lease at the rent and with all the agreements, terms, covenants and conditions thereof, including any applicable rights of renewal.

Notwithstanding anything to the contrary set forth above, Ground Lessor and Ground Lessee may terminate the Ground Lease, without the consent of Mortgagee, after the expiration or earlier termination of that certain Financial Agreement dated June 2, 1999 by and between Ground Lessee and the City of Jersey City, as amended by that certain Amendment to Financial Agreement effective as of December 1, 2000 (together, the “Financial Agreement”).

Notwithstanding anything to the contrary contained in this Mortgage, Mortgagor shall have the right to terminate the Financial Agreement, without the consent of Mortgagee, but in such event, Mortgagor shall indemnify and hold Mortgagee harmless from and against any actual damages sustained by Mortgagee after an Event of Default as a result of such termination (which may include pre-Event of Default real estate taxes in excess of the Annual Service Charge) (as such term is defined in the Financial Agreement).

Master Lessor and Master Lessee each represent and covenant to Mortgagee that:

(a)	Master Lessor and Master Lessee have each approved the Indebtedness represented by the Notes;

(b)	Default under the Master Lease or the Ground Lease by any party thereto may result in foreclosure by Mortgagee of Master Lessor’s interest in the Property;

(c)
The terms of the Master Lease will be subordinate to the terms of this Mortgage, with any conflict resolved in favor of this Mortgage, and all rent and other payments due Master Lessor under the Master Lease shall be deferred during any period that the Property’s income is insufficient to first pay in full all amounts payable under the Loan Documents and all operating costs of the Property;

(d)	Master Lessor and Master Lessee will fully perform their respective obligations under the Master Lease;

(e)
The Master Lease is in full force and effect and has not been amended, except as may have been disclosed to Mortgagee in writing prior to the date hereof and approved by Mortgagee, and there are no defaults, claims or offsets thereunder nor any matters that may ripen into a default, claim or offset by any party thereto, except as may have been disclosed to Mortgagee in writing prior to the date hereof and reasonably approved by Mortgagee;

(f)	Any default by Master Lessor or Master Lessee under the Master Lease shall constitute a default under this Mortgage;

(g)	Simultaneously with serving a default or other notice upon the other, Master Lessor and/or Master Lessee shall serve a copy of such notice upon Mortgagee;

(h)
Mortgagee shall have the right (but not the obligation) to cure any default by Master Lessor or Master Lessee within the applicable time for cure set forth in the Master Lease, plus a reasonable period of time thereafter;

(i)
Neither Master Lessor nor Master Lessee shall take any action to cause or permit the termination or modification of the Master Lease or the merger of the Master Lessor’s and Master Lessee’s interest in the Property created by the Master Lease, and no agreement modifying, cancelling or surrendering the Master Lease shall be effective, in each case, without Mortgagee’s prior written consent, and any purported termination, modification, amendment, cancellation, surrender or merger without Mortgagee’s prior consent shall be void and constitute a default under this Mortgage; provided, however, that Mortgagee shall not unreasonably withhold, condition or delay its consent; and

(j)
In the event of termination of the Master Lease by process of law prior to the expiration of its term, Master Lessor shall, at Mortgagee’s option and request, enter into a new lease with Mortgagee (or such party designated by Mortgagee) for the remainder of the term of the Master Lease at the rent and with all the agreements, terms, covenants and conditions thereof, including any applicable rights of renewal.

Notwithstanding anything to the contrary set forth above, Master Lessor and Master Lessee may terminate the Master Lease, without the consent of Mortgagee, after the expiration or earlier termination of the Financial Agreement.

Maintenance of Property and Compliance with Laws.  Mortgagor agrees to keep the buildings and other improvements now or hereafter erected on the Land in good condition and repair; not to commit or suffer any waste; to comply with all laws, rules and regulations affecting the Property; and to permit Mortgagee to enter at all reasonable times for the purpose of inspection and of conducting, in a reasonable and proper manner, at its sole cost and expense except as may be otherwise set forth in the Loan Documents, such tests as Mortgagee reasonably determines to be necessary in order to monitor Mortgagor’s compliance with applicable laws and regulations regarding hazardous materials affecting the Property.  Notwithstanding the foregoing however, if, and for so long as, Mortgagor is not in default pursuant to any of the Loan Documents, Mortgagor shall have the right, at its sole cost and expense, after prior written notice to Mortgagee, to contest, by appropriate legal proceedings, diligently conducted in good faith and without cost or expense to Mortgagee, the validity or application of any rule or regulation as same may apply to or affect Mortgagor or the Property, subject to the following: (i) funds sufficient to satisfy the contested rule or regulation (including the applicable penalty or fine) have been deposited in an escrow or other reserve or a guaranty satisfactory to Mortgagee shall be established; (ii) such contest shall not subject Mortgagee or Mortgagor to any civil or criminal liability; (iii) by the terms of any such rule or regulation, compliance therewith pending the prosecution of any such legal proceedings may legally be delayed without incurring (or increasing the risk of incurring) any damage or injury of any kind to the Property or any person or property and without incurring any lien or charge of any kind against the Property or any fine or penalty against Mortgagor (excepting the fine or penalty which is the subject of the contest); and (iv) such contest shall not cause a breach of any of the terms, conditions or covenants of any leases at the Property or other agreement on Mortgagor’s part to be performed.  In the event of such an ongoing contest in accordance with the foregoing conditions, the failure to comply with the law, rule or regulation being contested shall not constitute a default under this Mortgage.

Business Restriction Representation and Warranty.  Mortgagor represents and warrants that each Mortgagor, all persons and entities owning (directly or indirectly) an ownership interest in each Mortgagor (other than shareholders of Mack-Cali Realty Corporation, a Maryland corporation), all guarantors of all or any portion of the Indebtedness, and all persons and entities executing any separate indemnity agreement in favor of Mortgagee in connection with the Indebtedness: (i) is not, and shall not become, a person or entity with whom Mortgagee is restricted from doing business with under regulations of the Office of Foreign Assets Control (“OFAC”) of the Department of the Treasury (including, but not limited to, those named on OFAC’s Specially Designated Nationals and Blocked Persons list) or under any statute, executive order (including, but not limited to, the September 24, 2001 Executive Order Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism), or other governmental action; (ii) is not, and shall not become, a person or entity with whom Mortgagee is restricted from doing business with under the International Money Laundering Abatement and Financial Anti-Terrorism Act of 2001 or the regulations or orders thereunder; and (iii) is not knowingly engaged in, and shall not knowingly engage in, any dealings or transaction or be otherwise associated with such persons or entities described in (i) and (ii), above.

ERISA.

(a) Neither Mortgagor nor any entity that holds a direct or indirect interest in Mortgagor (a “Constituent Entity”) is or shall be (i) an employee benefit plan within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974 (“ERISA”) regardless of whether such plan is actually subject to ERISA, (ii) a plan to which Internal Revenue Code Section 4975 applies, or (iii) an entity the underlying assets of which include ERISA “plan assets” by reason of a plan’s investment in the entity (e.g., insurance company general or separate account; bank commingled fund).

(b) Transactions by or with Mortgagor are not and will not be subject to any legal requirements regulating investments of and fiduciary obligations with respect to an employee benefit plan (within the meaning of Section 3(3) of ERISA), regardless of whether such plan is actually subject to ERISA.

(c) Any liability or obligation that Mortgagor (or any Constituent Entity) may have in respect of an employee benefit plan as defined in Section 3(3) of ERISA, regardless of whether such plan is actually subject to ERISA, has been and shall continue to be satisfied in full.

Insurance.  Mortgagor agrees to keep the Property insured for the protection of Mortgagee and Mortgagee’s wholly owned subsidiaries and agents in such manner, in such amounts and in such companies as Mortgagee may from time to time approve, and to keep the policies therefor, properly endorsed, on deposit with Mortgagee, or at Mortgagee’s option, to keep certificates of insurance (Acord 28 (2003/10) for all property insurance and Acord 25 for all liability insurance) evidencing all insurance coverages required hereunder on deposit with Mortgagee, which certificates shall provide at least thirty (30) days notice of cancellation to Mortgagee and shall list Mortgagee as the certificate holder with Mortgagee’s correct mailing address and the Loan number(s) assigned to the Indebtedness.  If Mortgagor requests Mortgagee to accept a different form of insurance certificate, Mortgagee shall not unreasonably withhold its consent to the provision of such different form of insurance certificate provided a copy of a standard mortgagee endorsement in favor of Mortgagee stating that the insurer shall provide Mortgagee with thirty (30) days notice of cancellation accompanies such certificate.  Insurance loss proceeds from all property insurance policies, whether or not required by Mortgagee (less expenses of collection) shall, at Mortgagee’s option, be applied on the Indebtedness, whether due or not, or to the restoration of the Property, but such application shall not cure or waive any default under any of the Loan Documents.  If Mortgagee elects to apply the insurance loss proceeds on the Indebtedness, no prepayment fee shall be due thereon.

Notwithstanding the foregoing provision, Mortgagee agrees that: (i) if the insurance loss proceeds do not exceed $2,000,000, such proceeds shall be paid to Mortgagor and shall be used by Mortgagor to restore the Property substantially to its condition prior to the casualty; and (ii) if the insurance loss proceeds exceed $2,000,000 but are less than the unpaid principal balance of the Notes and if the casualty occurs prior to the last two (2) years of the term of the Notes, then the insurance loss proceeds (less reasonable expenses of collection) shall be applied to restoration of the Property substantially to its condition prior to the casualty, subject to satisfaction of the following conditions:

(a)	There is no existing Event of Default at the time of the casualty.

(b)
The casualty insurer has not denied liability for payment of insurance loss proceeds to Mortgagor as a result of any act, neglect, use or occupancy of the Property by Mortgagor or any tenant of the Property.

(c)
Mortgagee shall be satisfied that all insurance loss proceeds so held, together with supplemental funds to be made available by Mortgagor, shall be sufficient to complete the restoration of the Property.  Any remaining insurance loss proceeds shall be released to Mortgagor.

(d)
If required by Mortgagee, Mortgagee shall be furnished a satisfactory report addressed to Mortgagee from an environmental engineer or other qualified professional satisfactory to Mortgagee to the effect that no adverse environmental impact to the Property resulted from the casualty.

(e)
Mortgagee shall hold the proceeds in an escrow account earning a competitive rate of interest for the benefit of Mortgagor.  In such event, Mortgagee shall release casualty insurance proceeds once per month as restoration of the Property progresses provided that Mortgagee is furnished satisfactory evidence of the costs of restoration and if, at the time of such release, there shall exist no Monetary Default (as hereinafter defined) under the Loan Documents and no Non-Monetary Default with respect to which Mortgagee shall have given Mortgagor notice pursuant to the Notice of Default provision herein.  If a Monetary Default shall occur or Mortgagee shall give Mortgagor notice of a Non-Monetary Default pursuant to the Notice of Default provision hereof, Mortgagee shall have no further obligation to release insurance loss proceeds hereunder unless such default is cured within the cure period set forth in the Notice of Default provision contained herein.  The drawings and specifications for the restoration shall be approved by Mortgagee in writing prior to commencement of the restoration and Mortgagee shall receive an administration fee equal to one percent (1%) of the insurance proceeds to be disbursed by Mortgagee but not to exceed $25,000.  Mortgagee shall not unreasonably withhold, delay or condition its approval of the drawings and specifications for the restoration.

(f)
Prior to each release of funds, Mortgagor shall obtain for the benefit of Mortgagee an endorsement to Mortgagee’s title insurance policy insuring Mortgagee’s lien as a first and valid lien on the Property subject only to liens and encumbrances theretofore approved by Mortgagee or permitted, pursuant to the Loan Documents, to be entered into by Mortgagor without Mortgagee’s consent.

(g)
Mortgagor shall pay all reasonable, third party out-of-pocket costs and expenses incurred by Mortgagee, including, but not limited to, outside legal fees, title insurance costs, third-party disbursement fees, third-party engineering reports and inspections deemed necessary by Mortgagee.

(h)	All reciprocal easement and operating agreements benefiting the Property, if any, shall remain in full force and effect between the parties thereto on and after restoration of the Property.

(i)
Mortgagee shall be satisfied that Projected Debt Service Coverage of at least 1.25 will be produced from then-existing leases at the Property (which are not subject to termination by the tenant as a result of the casualty either by the terms of the lease or pursuant to a waiver of such right executed by the tenant) and any new leases reasonably satisfactory to Mortgagee for terms of at least five (5) years to commence not later than thirty (30) days following completion of such restoration (such existing leases not subject to termination, together with such new leases, the “Approved Leases”).

“Projected Debt Service Coverage” means a number calculated by dividing Projected Operating Income Available for Debt Service for the first fiscal year following restoration of the Property by the debt service during the same fiscal year under all indebtedness secured by any portion of the Property.  For purposes of the preceding sentence, “debt service” means the greater of (x) debt service due under all such indebtedness during the first fiscal year following completion of the restoration of the Property or (y) debt service that would be due and payable during such fiscal year if all such indebtedness were amortized over thirty (30) years (whether or not amortization is actually required) and if interest on such indebtedness were due as it accrues at the face rate shown on the notes therefor (whether or not such loans require interest payments based on such face rates).

“Projected Operating Income Available for Debt Service” means projected gross annual rent from the Approved Leases for the first full fiscal year following completion of the restoration of the Property less:

(A)	The operating expenses of the Property for the last fiscal year preceding the casualty and

(B)	The following:

(i)	a replacement reserve for future tenant improvements, leasing commissions and structural items based on not less than $2.11 per square foot per annum;

(ii)	the amount, if any, by which actual gross income during such fiscal period exceeds that which would be earned from the rental of 94% of the gross leaseable area in the Property;

(iii)	the amount, if any, by which the actual management fee is less than 3% of gross revenue during such fiscal period;

(iv)	the amount, if any, by which the actual real estate taxes or payments in lieu of taxes (“PILOT”) are less than $3.25 per square foot per annum; and

(v)	the amount, if any, by which total operating expenses, excluding management fees, real estate taxes and replacement reserves, are less than $10.24 per square foot per annum.

All projections referenced above shall be calculated in a manner reasonably satisfactory to Mortgagee.

If (i) the casualty occurs during the last two years of the term of the Notes, and the insurance loss proceeds exceed $2,000,000, or (ii) any of the foregoing conditions to the obligation of Mortgagee to make the insurance proceeds available for restoration have not been satisfied, and, in either such event, Mortgagee elects to apply the proceeds toward prepayment of the Notes, then Mortgagor shall have the right to prepay the entire loan secured by this Mortgage without paying a prepayment fee.

Condemnation.  Mortgagor hereby assigns to Mortgagee (i) any award and any other proceeds resulting from damage to, or the taking of, all or any portion of the Property, and (ii) the proceeds from any sale or transfer in lieu thereof (collectively, “Condemnation Proceeds”) in connection with condemnation proceedings or the exercise of any power of eminent domain or the threat thereof (hereinafter, a “Taking”); if the Condemnation Proceeds are less than the unpaid principal balance of the Notes and such damage or Taking occurs prior to the last two years of the term of the Notes, such Condemnation Proceeds (less expenses of collection) shall be applied to restoration of the Property to its condition, or the functional equivalent of its condition prior to the Taking, subject to the conditions set forth above in the section entitled “Insurance” and subject to the further condition that restoration or replacement of the improvements on the Land to their functional and economic utility prior to the Taking be possible.  Any portion of such award and proceeds not applied to restoration shall, at Mortgagee’s option, be applied on the Indebtedness, whether due or not, or be released to Mortgagor, but such application or release shall not cure or waive any default under any of the Loan Documents.

Taxes and Special Assessments.  Mortgagor agrees to pay before delinquency all taxes, special assessments and PILOT of any kind that have been or may be levied or assessed against the Property, this Mortgage, the Notes or the Indebtedness, or upon the interest of Mortgagee in the Property, this Mortgage, the Notes or the Indebtedness, and to procure and deliver to Mortgagee within 30 days after Mortgagee shall have given a written request to Mortgagor, the official receipt of the proper officer showing timely payment of all such taxes, assessments and/or PILOT; provided, however, that Mortgagor shall not be required to pay any such taxes, special assessments and/or PILOT if the amount, applicability or validity thereof shall currently be contested in good faith by appropriate proceedings and funds sufficient to satisfy the contested amount have been deposited in an escrow or other reserve or a guaranty satisfactory to Mortgagee shall be established; and provided further that no escrow, reserve or additional guaranty shall be required in connection with a contest involving the matters set forth on Schedule 1 of the Commitment.

Personal Property.  With respect to the Personal Property, Mortgagor hereby represents, warrants and covenants as follows:

(a) Except for the security interest granted hereby, Mortgagor is, and as to portions of the Personal Property to be acquired after the date hereof will be, the sole owner of the Personal Property, free from any other lien, security interest, encumbrance or adverse claim thereon of any kind whatsoever.  Mortgagor shall notify Mortgagee of, and shall indemnify and defend Mortgagee and the Personal Property against, all claims and demands of all persons at any time claiming the Personal Property or any part thereof or any interest therein.

(b) Mortgagor agrees not to sell, transfer, assign, convey, lease or remove Personal Property now or hereafter located on the Land without the prior written consent from Mortgagee unless (i) such action does not constitute a sale or removal of any buildings or structures or the sale or transfer of waters or water rights, and (ii) such action results in the substitution or replacement of such Personal Property with similar items of equivalent value.

(c) Ground Lessor is a limited liability company organized under the laws of the State of New Jersey; Ground Lessee is a limited partnership organized under the laws of the State of New Jersey; and Master Lessee is a limited liability company organized under the laws of the State of New Jersey.  Until the Indebtedness is paid in full, each Mortgagor shall: (i) not change its legal name without providing Mortgagee with at least fifteen (15) business days prior written notice; (ii) not change its state of organization without providing Mortgagee with at least fifteen (15) business days prior written notice; and (iii) preserve its existence and shall not, in one transaction or a series of transactions, merge into or consolidate with any other entity, unless permitted under the section hereof entitled “Prohibition on Transfer/One-Time Transfer”.  In the event that any Mortgagor shall elect to change its legal name and/or change its state of organization, such Mortgagor shall first provide a Uniform Commercial Code search(es) of such new legal name and/or new state of organization, which shall be satisfactory in all respects to Mortgagee.  Mortgagor shall then promptly and duly execute and deliver any and all such further instruments and documents and take such further action as Mortgagee may reasonably deem necessary or desirable to obtain the full benefits of this Mortgage with respect to the Personal Property including, without limitation, delivering and causing to be filed new financing statements under the Uniform Commercial Code with respect to the security interests granted hereby and such supplemental instruments, documents and agreements as Mortgagee shall require for the purpose of confirming and perfecting, and continuing the perfection of, Mortgagee’s security interest in any or all of the Personal Property.

(d) At the request of Mortgagee, Mortgagor shall join Mortgagee in executing one or more financing statements and continuations and amendments thereof pursuant to the Uniform Commercial Code in form satisfactory to Mortgagee, and Mortgagor shall pay the cost of filing the same in all public offices wherever filing is deemed by Mortgagee to be necessary or desirable.  Mortgagor shall also, at Mortgagor’s expense, take any and all other action requested by Mortgagee to perfect Mortgagee’s security interest under the Uniform Commercial Code with respect to the Personal Property including, without limitation, exercising Mortgagor’s commercially reasonable efforts to obtain any consents, agreements or acknowledgments required of third parties to perfect Mortgagee’s security interest in Personal Property consisting of deposit accounts, letter-of-credit rights, investment property and electronic chattel paper.

Other Liens.  Mortgagor agrees to keep the Property and any Personal Property free from all other liens either prior or subsequent to the lien created by this Mortgage.  The: (i) creation of any other lien on any portion of the Property or on any Personal Property, whether or not prior to the lien created hereby; (ii) assignment or pledge by Mortgagor of its revocable license to collect, use and enjoy rents and profits from the Property; or (iii) granting or permitting of a security interest in or other lien on the direct or indirect ownership interests in Mortgagor, shall constitute a default under the terms of this Mortgage; except that upon written notice to Mortgagee, Mortgagor may, without the existence of such lien constituting a default under this Mortgage, proceed to contest in good faith and by appropriate proceedings any mechanics’ liens, tax liens or judgment liens with respect to the Property or any Personal Property described herein, provided funds sufficient to satisfy the contested amount have been deposited in an escrow or other reserve satisfactory to Mortgagee or, in the case of a mechanics’ lien, Mortgagor shall have furnished a bond or other security or indemnity as Mortgagee may request insuring Mortgagee against all loss, damage or expense (including the cost of defense) arising from such mechanics’ lien.

Environmental.

A. Definitions.  As used in this Mortgage, the following terms shall have the following meanings:

(a) Environment: Ambient air, surface water, building interior, groundwater, surface or subsurface soil or other geologic media, sediment and all plants and wildlife present therein or thereon.

(b) Environmental Conditions: Any environmental contamination or pollution or threatened contamination or pollution of, or the Release or threatened Release of Hazardous Substances into, the Environment.

(c) Environmental Documents: Any and all documents including, without limitation, all reports, work plans, proposals, data, audits, evaluations, analyses, correspondence and sampling results, concerning environmental matters of any kind or nature whatsoever respecting the Property including, without limitation, Environmental Conditions on, at, under or emanating from the Property (i) received by the Mortgagor from or submitted by the Mortgagor to any Governmental Authority, or (ii) otherwise in the possession, custody or control of the Mortgagor.

(d) Environmental Laws: Any and all federal, state, regional and local laws, statutes, ordinances, common law, regulations, rules, guidance, codes, consent decrees, judicial or administrative orders or decrees, directives or judgments relating to pollution, damage to or protection of the Environment, Environmental Conditions, or the use, handling, processing, distribution, generation, treatment, storage, disposal, manufacture or transport of Hazardous Substances at or with respect to the Property, presently in effect or hereafter amended, modified or adopted from time-to-time during the term hereof including, but not limited to, the Comprehensive Environmental Response, Compensation and Liability Act (“CERCLA” or the “Federal Superfund Act”), as amended by the Superfund Amendments and Reauthorization Act of 1986 (“SARA”) (42 U.S.C. § 9601-9675); the Resource Conservation and Recovery Act of 1976, as amended (“RCRA”) (42 U.S.C. § 6901, et seq.); the Clean Water Act, as amended (33 U.S.C. § 1251, et seq.); the Clean Air Act, as amended (42 U.S.C. § 7401, et seq.); the Federal Insecticide, Fungicide and Rodenticide Act, as amended (“FIFRA”) (7 U.S.C. § 136, et seq.); the Hazardous Materials Transportation Act, as amended (49 U.S.C. Section 1801, et seq.); the Toxic Substances Control Act (15 U.S.C. 2601, et seq.); the New Jersey Spill Compensation and Control Act, as amended (the “Spill Act”) (N.J.S. 58:10-23.11, et seq.); the Industrial Site Recovery Act, as amended (“ISRA”) (N.J.S. 13:1K-6, et seq.); the New Jersey Solid Waste Management Act, as amended (N.J.S. 13:1E-1, et seq.); the New Jersey Underground Storage of Hazardous Substances Act (“New Jersey UST Act”), as amended (N.J.S. 58:10A-21, et seq.); the New Jersey Water Pollution Control Act, as amended (N.J.S. 58:10A-1, et seq.); the New Jersey Air Pollution Control Act (N.J.S. 26:2C-1, et seq.); the Safe Drinking Water Act (33 U.S.C. 1251, et seq.); the New Jersey Worker and Community Right to Know Act (N.J.S. 34:5A-1, et seq.); the New Jersey Toxic Catastrophe Prevention Act (N.J.S. 13:1-19, et seq.); the New Jersey Environmental Rights Act (N.J.S. 2A:35A-1, et seq.); and the rules and regulations promulgated thereunder.

(e) Environmental Engineer’s Report: That certain Environmental Site Assessment prepared by Pennoni Associates Inc., dated September 29, 2008.

(f) Governmental Authority: Any nation or government, any state, city, locality, municipality or political subdivision thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government and any government authority, agency, department, board, commission or instrumentality, including, without limitation, the United States Environmental Protection Agency (“USEPA”), the New Jersey Department of Environmental Protection (“NJDEP”) and all other federal, state, regional, county or local government authorities authorized or having jurisdiction to enforce Environmental Laws.

(g) Hazardous Substances: Any substance, material or waste, whether liquid, gaseous or solid, and any pollutant or contaminant, that is toxic, hazardous, explosive, corrosive, infectious or radioactive, or that is defined, listed or regulated under any Environmental Laws including, without limitation, petroleum, polychlorinated biphenyls, urea formaldehyde and asbestos and asbestos containing materials.

(h) Losses: All actions, suits, claims, liabilities, losses, damages, penalties, fines, fees, costs and expenses, including, without limitation, sampling, monitoring and remediation costs, natural resource damages, damages on account of personal injuries, death or property damages, attorneys’, consultants’ and engineering fees and disbursements, costs of defense and interest.

(i) Regulatory Actions: Any claim, demand, action or proceeding initiated by a third party, including without limitation, any Governmental Authority, under Environmental Laws, with respect to Losses allegedly arising from the ownership, use, operation, management or control of the Property or the acts or omissions of Mortgagor.

(j) Release: The intentional or unintentional spilling, leaking, disposing, discharging, emitting, depositing, injecting, leaching, escaping, release or threatened release, burial, pumping, pouring, emptying or dumping into the Environment.

(k) Remediation: All (i) investigations of Environmental Conditions of any kind or nature whatsoever, including site assessments, site investigations, remedial investigations, soil, groundwater, surface water, sediment sampling or monitoring, or (ii) actions of any kind or nature whatsoever taken to remove, abate or remediate Environmental Conditions, including the use, implementation, application, installation, operation or maintenance of removal actions, in-situ or ex-situ remediation technologies applied to surface or subsurface soils, encapsulation or stabilization of soils, excavation and off-site treatment or disposal of soils, systems for recovery and/or treatment of groundwater or free product, Engineering Controls or Institutional Controls (as such terms are defined under N.J.S. 58:10B-1, et seq.).

(l) Third-Party Claims: Any notice, notification, demand, directive, citation, summons, order, complaint or assessment issued by any third party, including but not limited to a Governmental Authority, relating Environmental Conditions at or affecting the Property.

B. Representations and Warranties.  Mortgagor represents and warrants to the best of its knowledge, as of the date hereof that, except as disclosed in the Environmental Engineer’s Report and the Environmental Documents delivered by Mortgagor to Mortgagee prior to the date hereof (such Environmental Documents consist of the following: (1) Phase I Environmental Site Assessment dated October 15, 1996 prepared by Environmental Waste Management Associates, Inc.; (2) Remedial Investigation Report dated August 16, 1999 prepared by Environmental Waste Management Associates, LLC [“EWMA”]; (3) Deed Notice made by M-C Plaza V L.L.C. dated February 20, 2007 and recorded June 26, 2007; (4) No Further Action Letter and Covenant Not to Sue dated September 17, 2008 issued by the NJDEP; and (5) Letter dated October 23, 2008 from EWMA to M-C Plaza V L.L.C. including Operations and Maintenance Plan prepared by EWMA for Engineering Controls at Harborside Financial Center, Plaza V, and associated Health and Safety Plan prepared by Phase Associates, LLC) (collectively, the “Existing Environmental Documents”):

(a) No part of the Property was ever used, nor is it being used now, as a landfill, dump or other disposal, storage or treatment area for Hazardous Substances or as a gasoline service station or a facility with its primary operations involving the selling, dispensing, storing, transferring or handling of petroleum and/or petroleum products;

(b) (i) There are not now nor has there ever been located on the Property or in the buildings at the Property any (1) underground storage tanks, above ground storage tanks or any other vessels or areas used or intended for the treatment, storage or disposal of Hazardous Substances, or (2) urea formaldehyde materials, asbestos, asbestos-containing materials, polychlorinated biphenyls (PCBs) or nuclear fuels or wastes; and (ii) Except for such substances in such amounts that are customary for routine cleaning, maintenance, repair and operation of an office building, office space and typical office equipment, which substances shall be stored, used and disposed of in accordance with all Environmental Laws, neither Mortgagor nor any other occupant of the Property has transported for storage, treatment or disposal by contract, agreement or otherwise, or arranged for the transportation, storage, treatment or disposal, of any Hazardous Substance at or to any location including, without limitation, any location used for the treatment, storage or disposal of Hazardous Substances;

(c) There are no Environmental Conditions or other facts, circumstances or activities including, without limitation, the Release of Hazardous Substances, arising out of or relating to the use, operation or occupancy of the Property that result or reasonably could be expected to result in: (i) any obligation of Mortgagor to file any report or notice or to conduct any Remediation, whether on-site or off-site; or (ii) liability, either to a Governmental Authority or third parties, for Losses;

(d) Mortgagor’s use, if any, and/or disposal, if any, of Hazardous Substances on the Property and/or disposal elsewhere, if any, of Hazardous Substances generated on or from the Property, is now and at all times has been in compliance with all applicable Environmental Laws;

(e) The Property and the use and operation thereof are currently, and at all times during Mortgagor’s occupancy, operation or control of the Property have been, in compliance with all applicable Environmental Laws;

(f) Mortgagor has not received any notice that Mortgagor or the Property: (i) is in violation of the requirements of any Environmental Laws; (ii) is the subject of any Regulatory Action or Third Party Claim; or (iii) has actual or potential liability under Environmental Laws including, without limitation, CERCLA, RCRA, the Spill Act or any comparable Environmental Laws;

(g) Mortgagor has not transported or arranged for the transportation of any Hazardous Substances from the Property to any location which is: (i) listed on the National Priorities List under CERCLA; (ii) listed for possible inclusion on the National Priorities List by the USEPA under CERCLA or on any similar state list; or (iii) the subject of any Regulatory Action which may lead to any Third Party Claims against the Mortgagee for Remediation or other Losses;

(h) Mortgagor has not received and is not in possession of any Environmental Documents which have not been made reasonably available by Mortgagor to Mortgagee;

(i) The Property has not been used at any time nor is it now being used as a “Major Facility”, as such term is defined in N.J.S. 58:10-23.11b.  Mortgagor will not use or permit the use of the Property in the future as a “Major Facility”;

(j) No Governmental Authority has obtained or asserted an encumbrance or lien upon any revenues or any real or personal property owned by Mortgagor including, but not limited to, the Property, as a result of any Release, use or Remediation of any Hazardous Substances for which Mortgagor is legally responsible, nor has any such Release, use or Remediation occurred which could result in the assertion or creation of such a lien or encumbrance; and

(k) None of the operations conducted at the Property at any time during Mortgagor’s ownership of such Property has constituted an “industrial establishment”, as such term is defined under ISRA.

C. Covenants.

(a) Mortgagor will not permit or conduct on the Property: (i) the disposal of any Hazardous Substances; and (ii) the generation, treatment, manufacture, use, handling or storage of any Hazardous Substances, except as may be disclosed in the Environmental Engineer’s Report and the Existing Environmental Documents (which substances shall be generated, treated, manufactured, used, handled and/or stored in accordance with Environmental Laws), and except for such substances in such amounts that are customary for routine cleaning, maintenance, repair and operation of an office building, office space and typical office equipment, which substances shall be stored, used and disposed of in accordance with all Environmental Laws.  Without in any way limiting the generality of the foregoing, Mortgagor shall not permit (y) any dry cleaning operations on the Property, or (z) any use of chlorinated solvents by any tenant, occupant, operator or lessee of the Property (other than amounts that are customarily used to routinely clean, maintain, repair and operate office buildings, office space and typical office equipment, and which shall be stored, used and disposed of in accordance with Environmental Laws).

(b) Except for those matters that are disclosed in the Environmental Engineer’s Report and the Existing Environmental Documents, Mortgagor will promptly notify Mortgagee in writing of any material existing, pending or threatened: (i) investigation, inquiry, claim, demand, proceeding, directive, notice, order or action pertaining to the Property by any Governmental Authority in connection with any Environmental Laws; (ii) Third-Party Claims; (iii) Regulatory Actions; or (iv) Environmental Conditions at, on, under, emanating from, relating to or surrounding the Property of which it has knowledge or notice, except for such substances in such amounts that are customary for routine cleaning, maintenance, repair and operation of an office building, office space and typical office equipment, which substances are stored, used and disposed of in accordance with all Environmental Laws.

(c) In the event that any Remediation is required to be performed by Mortgagor at, on or under the Property pursuant to the requirements of Environmental Laws as a result of or relating to any of the following, then Mortgagor shall complete or cause to be completed, at its own expense, such Remediation in accordance with the requirements of Environmental Laws and the provisions of subsection (j), below: (i) any Release of any Hazardous Substance on, at or under the Property or the presence of any Hazardous Substance which has come to be located on or under the Property from another location; (ii) any injury to human health or safety or the Environment by reason of any Environmental Conditions on, at, under or emanating from, or activities on or under, the Property; or (iii) any violation of any applicable Environmental Law.

(d) From and after the date of execution of this Mortgage, Mortgagor shall, upon request, promptly make available to Mortgagee, until the Indebtedness has been paid in full, complete copies of any and all Environmental Documents not previously delivered to Mortgagee.

(e) Mortgagor will keep the Property free of any lien imposed pursuant to any Environmental Law.  In the event that there shall be filed a lien against the Property by any Governmental Authority pursuant to the provisions of any Environmental Laws including, without limitation, the Spill Act, then Mortgagor shall, within sixty (60) days from the date that Mortgagor is given notice that the lien has been placed against the Property (or within such shorter period of time in the event that the Governmental Authority has commenced steps to cause the Property to be sold pursuant to the lien), either: (i) pay the claim and remove the lien from the Property; or (ii) furnish to Mortgagee either (1) a bond satisfactory to Mortgagee in the amount of the claim out of which the lien arises, (2) a cash deposit in the amount of the claim out of which the lien arises, or (3) other security, guaranty or indemnity reasonably satisfactory to Mortgagee in an amount sufficient to discharge the claim out of which the lien arises.

(f) In the event Mortgagee at any time (even after the occurrence of or during the continuance of any Event of Default under this Mortgage or any of the other Loan Documents) reasonably believes that: (i) there has been a violation of any Environmental Laws at the Property; or (ii) any Environmental Conditions exist at, on, or under, or are emanating from, relating to or surrounding the Property, Mortgagor shall, upon the written request of Mortgagee, have an environmental review or audit and report of the affected or potentially affected portions of the Property prepared for Mortgagee within forty-five (45) days of such request.  The duty of Mortgagor to provide an environmental review or audit and report shall continue after the occurrence of and during the continuance of any Event of Default under the terms of this Mortgage or any of the other Loan Documents.

(g) In the event that Mortgagor fails to comply with its obligations pursuant to subsection (f), above, then Mortgagee may, itself or by its employees, agents, contractors or representatives, enter upon the Property for the purposes of conducting such soil, groundwater and chemical tests or other invasive or non-invasive investigations, examinations, or analyses (hereafter referred to as “Investigation”) as Mortgagee may reasonably desire.  Mortgagee shall provide Mortgagor with reasonable notice before entering the Property to conduct any such Investigation, and Mortgagor shall cooperate fully in such Investigation and provide Mortgagee with reasonable access to the Property to conduct the Investigation.

(h) Mortgagee and its employees, agents, contractors, consultants and/or representatives shall conduct any such Investigation in a manner which does not unreasonably interfere with Mortgagor’s and its tenants’ use of and operations on the Property.  In the event that this Mortgage is foreclosed, Mortgagor shall deliver the Property to Mortgagee free of all Hazardous Substances, except those disclosed in the Environmental Engineer’s Report and the Existing Environmental Documents, and further excepting such substances in such amounts that are customary for routine cleaning, maintenance and operation of an office building, office space and typical office equipment, which substances shall have been stored, used and disposed of in accordance with all Environmental Laws, and in compliance with all Environmental Laws.

(i) Mortgagor shall use its diligent and commercially reasonable efforts to ensure compliance with all Environmental Laws by all lessees, tenants, subtenants, occupants, licensees, operators and users of the Property.

(j) In the event Mortgagor performs any Remediation at the Property, Mortgagor agrees to:

(i) Perform and cause all consultants and contractors retained by Mortgagor to perform all such Remediation in a workman-like manner and consistent with all applicable Environmental Laws;

(ii) Comply with all Environmental Laws applicable to the implementation of such Remediation at the Property and obtain all permits, authorizations and consents that may be required under applicable Environmental Laws or by any Governmental Authority in order to implement such Remediation at the Property;

(iii) Select and propose to the Governmental Authority Remediation that shall minimize interference with the current use of the Property or the operations currently conducted by Mortgagor, and will not preclude or prevent the future use of the Property for the same use or any use similar to the current use of the Property.  Without in any way limiting the generality of the foregoing, except for those disclosed in the Environmental Engineer’s Report and the Existing Environmental Documents, Mortgagor shall not select, propose or use at the Property any Engineering Controls or Institutional Controls (as such terms are defined under N.J.S. 58:10B-1, et seq.) without the prior written consent of Mortgagee, which consent shall not be unreasonably withheld;

(iv) Promptly upon the completion of the Remediation, restore the Property to substantially the same condition it was in prior to the performance of the Remediation;

(v) Provide Mortgagee with copies of any documents that Mortgagor: (i) submits to any Governmental Authority in connection with the Remediation at the same time Mortgagor submits such documents to the Governmental Authority; and (ii) receives from any Governmental Authority in connection with the Remediation within five (5) business days of Mortgagor’s receipt of same; and

(vi) Obtain and provide to Mortgagee a No Further Action Letter/Covenant Not to Sue issued by the NJDEP pursuant to N.J.S. 58:10B-13.1 or, if the Remediation is under the supervision of a Governmental Authority other than the NJDEP, obtain a comparable determination from such other Governmental Authority.

D. Mortgagee’s Rights of Self-Help.

(a) If Mortgagor fails to comply with any of the provisions of this Section, and/or to initiate and diligently pursue to completion any Remediation required at or with respect to the Property by any Governmental Authority or under any applicable Environmental Laws, and such failure continues for thirty (30) days after Mortgagee provides Mortgagor written notice thereof (provided, however, that if such Remediation requires work to be done, actions to be taken or conditions to be remedied which by their nature cannot be fully done, taken or remedied, as the case may be, within such thirty (30) day period, then no such failure shall be deemed to have occurred with respect to any such work, actions or Remediation so long as Mortgagor commences performance of any such work, actions or Remediation within such thirty (30) day period and thereafter diligently and continuously prosecutes same to completion), Mortgagee may, in its sole discretion: (i) upon prior written notice to Mortgagor, cause the Remediation of any Release of a Hazardous Substance or other Environmental Conditions on, at, under, emanating from, relating to or surrounding the Property; (ii) pay on behalf of Mortgagor any Losses imposed on Mortgagor as a result of any Regulatory Actions; and/or (iii) make any other payment or perform any other reasonable act which will prevent a lien in favor of any Governmental Authority from attaching to the Property as a result of such failure.  The costs of such Remediation and/or exercise of the remedies hereinabove set forth by Mortgagee shall be added to the Indebtedness and said costs shall become due and payable, with interest thereon, at the Default Rate.  After the occurrence of an Event of Default hereunder, Mortgagor shall give Mortgagee and its employees, agents, contractors and representatives, access to the Property to conduct any Remediation that Mortgagee, in its sole discretion, deems appropriate; however, Mortgagee has no affirmative obligation to conduct any such Remediation, and none of this Mortgage or any of the other Loan Documents shall be construed as creating any such obligation or any such liability on the part of Mortgagee.

(b) Any partial exercise by Mortgagee of the remedies set forth in this Section D., or any partial undertaking on the part of Mortgagee to cure the failure of Mortgagor to comply with any Environmental Laws, shall not obligate Mortgagee to complete the actions taken or require Mortgagee to expend further sums to cure such non-compliance; nor shall the exercise of any such remedies operate to place upon Mortgagee any responsibility for the operation, control, care, management or repair of the Property or make Mortgagee, or be construed to deem Mortgagee to be, an “owner” or “operator” of the Property within the meaning of or under any Environmental Laws.  Mortgagee, by making any such payment or incurring any such costs, shall be subrogated to any rights of Mortgagor to seek reimbursement from any third parties including, without limitation, a predecessor-in-interest to Mortgagor’s title to the Property, who may be a “responsible party” or otherwise liable for any or all of such payments or costs under any Environmental Laws, common law, equity or contract.

(c) Mortgagor acknowledges and agrees that the representations and warranties of Mortgagor contained in Section B. hereof are based on its investigation of the Property and Mortgagee is entitled to rely thereon notwithstanding any independent investigations by Mortgagee or its employees, agents, contractors or representatives.

(d) Mortgagor and its successors and assigns hereby forfeit and forever waive, release and covenant not to sue Mortgagee with respect to, any claims, rights, remedies or causes of action that Mortgagor may have now or in the future or that may arise against Mortgagee under Environmental Laws or any other theory of liability with respect to any environmental matters of any kind or nature whatsoever respecting the Property including, without limitation, any Environmental Conditions on, at, under or emanating from the Property, except to the extent such claim, right, remedy or cause of action arises or results from the negligent acts or omissions of Mortgagee or its successors or assigns after any foreclosure pursuant to the terms hereof or after Mortgagee becomes a mortgagee-in-possession prior to such foreclosure.

(e) Mortgagee’s rights and remedies against Mortgagor under this Section shall be in addition to and not in lieu of all other rights and remedies of Mortgagee under this Mortgage or any of the other Loan Documents, at law or in equity.

Indemnification, Duty to Defend and Costs, Fees and Expenses. In addition to any other indemnities contained in the Loan Documents, Mortgagor shall indemnify, defend and hold Mortgagee harmless from and against any and all losses, liabilities, claims, demands, damages, costs and expenses (including, but not limited to, costs of title evidence and endorsements to Mortgagee’s title insurance policy with respect to the Property and reasonable attorney fees and other costs of defense) which may be imposed upon, incurred by or asserted against Mortgagee, whether or not any legal proceeding is commenced with regard thereto, in connection with: (i) the enforcement of any of Mortgagee’s rights or powers under the Loan Documents; (ii) the protection of Mortgagee’s interest in the Property; or (iii) any accident, injury to or death of persons or loss of or damage to property occurring in, on or about the Property or on any sidewalk, curb, parking area, space or street located adjacent thereto.  If any claim or demand is made or asserted against Mortgagee by reason of any event as to which Mortgagor is obligated to indemnify or defend Mortgagee, then, upon demand by Mortgagee, Mortgagor, at Mortgagor’s sole cost and expense, shall defend such claim, action or proceeding in Mortgagee’s name, if necessary, by such attorneys as Mortgagee shall reasonably approve.  Notwithstanding the foregoing, if Mortgagee in good faith believes that its interests in such claim, action or proceeding are divergent from Mortgagor’s interests, Mortgagee may, in Mortgagee’s sole discretion, engage its own attorneys to defend it or assist in its defense and Mortgagor shall pay the reasonable fees and disbursements of such attorneys.

Failure of Mortgagor to Act.  If, after notice to Mortgagor and the expiration of any grace or cure period provided for under the sections hereof entitled “Event of Default” and “Notice of Default”, Mortgagor fails to make any payment or do any act as herein provided, Mortgagee may, without obligation to do so, without additional notice to or demand upon Mortgagor and without releasing Mortgagor from any obligation hereof: (i) make or do the same in such manner and to such extent as Mortgagee may deem necessary to protect the security hereof, Mortgagee being authorized to enter upon the Property for such purpose; (ii) appear in and defend any action or proceeding purporting to affect the security hereof, or the rights or powers of Mortgagee; (iii) pay, purchase, contest or compromise any encumbrance, charge or lien which in the judgment of Mortgagee appears to be prior or superior hereto, but subject to Mortgagor’s rights to contest same pursuant to other provisions of this Mortgage; and (iv) in exercising any such powers, pay necessary expenses, employ counsel and pay its reasonable fees.  Sums so expended and all losses, liabilities, claims, damages, costs and expenses required to be reimbursed by Mortgagor to Mortgagee hereunder shall be payable by Mortgagor immediately upon demand with interest from the latter of the date of expenditure or demand, as the case may be, at the Default Rate (as defined in the Notes).  All sums so expended and demanded by Mortgagee and the interest thereon shall be included in the Indebtedness and secured by the lien of this Mortgage.

Event of Default.  Any default by Mortgagor in making any required payment of the Indebtedness or any default in any provision, covenant, agreement, warranty or certification contained in any of the Loan Documents shall, except as provided in the two immediately succeeding paragraphs, constitute an “Event of Default”.

Notice of Default.  A default in any payment required in the Notes or any other Loan Document, whether or not payable to Mortgagee (a “Monetary Default”), shall not constitute an Event of Default unless Mortgagee shall have given a written notice of such Monetary Default to Mortgagor and Mortgagor shall not have cured such Monetary Default by payment of all amounts in default (including, in the event that the payment was payable to Mortgagee, payment of interest at the Default Rate, as defined in the Notes, from the date of default to the date of cure) within five (5) business days after the date on which Mortgagee shall have given such notice to Mortgagor.

Any other default under the Notes or under any other Loan Document (a “Non-Monetary Default”) shall not constitute an Event of Default unless Mortgagee shall have given a written notice of such Non-Monetary Default to Mortgagor and Mortgagor shall not have cured such Non-Monetary Default within thirty (30) days after the date on which Mortgagee shall have given such notice of default to Mortgagor (or, if the Non-Monetary Default is not curable within such 30-day period, Mortgagor shall not have diligently undertaken and continued to pursue the curing of such Non-Monetary Default and deposited an amount sufficient to cure such Non-Monetary Default in an escrow account satisfactory to Mortgagee).

In no event shall the notice and cure period for Monetary Default provisions recited above constitute a grace period for the purposes of commencing interest at the Default Rate (as defined in the Notes).

Appointment of Receiver.  Upon the occurrence and continuance of an Event of Default under this Mortgage, Mortgagee (without limitation or restriction by any present or future law, without regard to the solvency or insolvency at that time of any party liable for the payment of the Indebtedness, without regard to the then value of the Property, whether or not there exists a threat of imminent harm, waste or loss to the Property and or whether the same shall then be occupied by the owner of the equity of redemption as a homestead) shall have the absolute right to the appointment of a receiver of the Property and of the revenues, rents, profits and other income therefrom, and said receiver shall have (in addition to such other powers as the court making such appointment may confer) full power to collect all such income and, after paying all necessary expenses of such receivership and of operation, maintenance and repair of said Property, to apply the balance to the payment of any of the Indebtedness then due.

Foreclosure.  Upon the occurrence of an Event of Default, the entire unpaid Indebtedness shall, at the option of Mortgagee, become immediately due and payable for all purposes without any notice or demand, except as required by law (ALL OTHER NOTICE OF THE EXERCISE OF SUCH OPTION, OR OF THE INTENT TO EXERCISE SUCH OPTION, BEING HEREBY EXPRESSLY WAIVED), and Mortgagee may, in addition to exercising any rights it may have with respect to the Personal Property under the Uniform Commercial Code of the jurisdiction in which the Property is located, institute proceedings in any court of competent jurisdiction to foreclose this instrument as a mortgage, or to enforce any of the covenants hereof.  Mortgagee, to the extent permitted by applicable law, shall, out of the proceeds or avails of a foreclosure sale, after first paying and retaining all fees, charges, costs of advertising the Property and of making said sale, and attorneys’ fees as herein provided, apply such proceeds to the Indebtedness, including all sums advanced or expended by Mortgagee or the legal holder of the Indebtedness pursuant to any of the Loan Documents, with interest from date of advance or expenditure at the Default Rate (as defined in the Notes), rendering the excess, if any, as provided by law.  At the foreclosure sale, the legal holder of the Indebtedness may purchase the Property or any part thereof.  It shall not be obligatory upon any other purchaser at any such foreclosure sale to see to the application of the purchase money.

Prohibition on Transfer/One-Time Transfer.  The present ownership and management of the Property is a material consideration to Mortgagee’s in making the loan secured by this Mortgage, and Mortgagor shall not: (i) convey title to all or any part of the Property; (ii) enter into any contract to convey (land contract/installment sales contract/contract for deed) title to all or any part of the Property which gives a purchaser possession of, or income from, the Property prior to a transfer of title to all or any part of the Property (“Contract to Convey”); or (iii) cause or permit a change in the proportionate ownership of any of the entities, directly or indirectly, constituting Mortgagor.  Any such conveyance, entering into a Contract to Convey or change in the proportionate ownership of Mortgagor shall constitute a default under the terms of this Mortgage.

Notwithstanding the foregoing, a “change in the proportionate ownership of any of the entities, directly or indirectly, constituting Mortgagor” and a “change in the proportionate ownership of Mortgagor” means any conveyance, assignment, grant of security interest or other transfer resulting in Mack-Cali Realty, L.P. not being in direct or indirect control of all of the entities constituting Mortgagor and/or Mack-Cali Realty, L.P. owning, directly or indirectly, less than a 51% lien-free interest in any of the entities constituting Mortgagor.  Accordingly, assignments of the Ground Lease and Master Lease shall be permitted as long as: (a) the assignee is controlled, directly or indirectly, by Mack-Cali Realty, L.P.; (b) Mack-Cali Realty, L.P., directly or indirectly, owns at least 51% of the assignee; (c) the assignee makes the representation and warranty to Mortgagee set forth in the section entitled “Business Restriction Representation and Warranty”; and (d) at the time of such transfer, Mortgagor re-makes representations and warranties acceptable to Mortgagee and substantially equivalent to those set forth in the Loan Documents (exclusive of any modifications thereto set forth in side letters, if any, which are “personal” to Mortgagor) relating to compliance with OFAC and any similar regulations or statutes and ERISA, as same may have been amended.

Notwithstanding anything to the contrary contained in this Mortgage, in no event shall the sale of Mack-Cali Realty Corporation and/or Mack-Cali Realty, L.P., or a sale of all or substantially all of their assets, or a merger involving either or both entities, be deemed to constitute or shall otherwise trigger a conveyance or transfer of the Property, and no consent of Mortgagee or payment of a fee to Mortgagee will be required in connection with any such transaction.

Notwithstanding the above, provided the loan secured by this Mortgage is not in default, upon the prior written request from Mortgagor, Mortgagee shall not withhold its consent to a one-time transfer of all, but not less than all, of the Property, provided:

(i)
the Property shall have achieved Debt Service Coverage (as hereinafter defined) of at least 1.25 for the last full fiscal year as determined from audited financial statements, and there are no junior liens on the Property, other than those that may be consented to or approved by Mortgagee;

(ii)
the transferee (the “Transferee”) or an owner of a controlling interest in the Transferee (in either case, the “Creditworthy Party”) has a net worth, determined in accordance with generally accepted accounting principles, of at least $1,000,000,000, with reasonably available liquidity (in the form of bank demand accounts, available lines of credit that are reasonably anticipated to remain available for a reasonable period of time and publicly traded securities) of at least $100 million after funding the equity needed to close the purchase;

(iii)
if (x) the transfer of the Property is not being effected via a purchase of the entity or entities that own the Property, and (y) provided that compliance with this requirement does not prevent consummation of a sale transaction or increase a sale transaction’s costs by more than a nominal amount, then the Transferee and its general partner(s) or managing member(s), if any, must each be a bankruptcy remote, single purpose entity (“SPE”), the sole real property and material assets of which will be the Property (or in the case of a general partner or managing member, its interest in the Transferee).  In addition, in such event, the loan assumption documents will include a covenant that the Transferee will not engage in any business other than owning and operating the Property, and the Transferee’s ownership structure and organizational documents shall be in form and substance reasonably acceptable to Mortgagee and shall contain, among other things, acceptable restrictions on the Transferee’s purpose and its ability to incur indebtedness, “separateness covenants” and such other bankruptcy-remote, single purpose provisions that Mortgagee may reasonably require.  The loan assumption documents will also contain such representations, warranties and covenants as Mortgagee may reasonably require relating to the Transferee’s bankruptcy-remote, single purpose status.  The foregoing provisions shall also apply to any general partner(s) or managing member(s) of the Transferee.  Notwithstanding the foregoing, Mortgagee will not require (a) that the Transferee’s organizational structure include an independent director, and (b) a non-consolidation opinion;

(iv)	the Transferee or the Creditworthy Party is experienced in the ownership and management of at least 10 million square feet of commercial office buildings;

(v)
neither the Transferee nor the Creditworthy Party is subject to any bankruptcy, reorganization or insolvency proceedings or any criminal charges or proceedings and is not a current or past litigant, plaintiff or defendant in any suit brought against or by Mortgagee;

(vi)
the Transferee assumes all obligations under the Loan Documents (except side letters, if any, which are “personal” to Mortgagor) pursuant to an assumption agreement, in form and substance reasonably acceptable to Mortgagee, which includes representations, warranties and covenants substantially equivalent to those set forth in the Loan Documents (exclusive of any modification thereto set forth in side letters, if any, which are “personal” to Mortgagor) relating to compliance with OFAC and any similar regulations or statutes and ERISA, as same may be amended and, if applicable, with respect to being an SPE, bankruptcy remote entity, and Mortgagee receives a satisfactory enforceability opinion with respect to the assumption agreement from counsel approved by Mortgagee, and Mortgagor shall remain liable under the Loan Documents, except as provided in clause (ix), below;

(vii)
the Creditworthy Party executes a form of Guarantee of Recourse Obligations and Environmental Indemnity Agreement comparable to the forms executed by the Principal, and Mortgagee receives a reasonably satisfactory enforceability opinion with respect thereto from counsel approved by Mortgagee;

(viii)
an environmental report (a copy of which shall be given to Mortgagor) on the Property which meets Mortgagee’s then current requirements and is updated to no earlier than ninety (90) days prior to the date of transfer, is provided to Mortgagee at least thirty (30) days prior to the date of transfer and said report shall be satisfactory to Mortgagee at the time of transfer;

(ix)
Mortgagor and the Principal shall remain liable under all of the Loan Documents (including the Environmental Indemnity Agreement dated of even date herewith), except for (a) Mortgagor’s obligations expressly assumed by the Transferee and/or Principal’s obligations expressly assumed by the Creditworthy Party, in each case required by the Loan Documents to be performed after the date of the transfer of the Property, and (b) acts or occurrences after the date of transfer of the Property to the extent liability for such acts and occurrences has in fact been assumed by the Creditworthy Party;

(x)	Mortgagee receives an endorsement to its policy of title insurance, satisfactory to Mortgagee; and

(xi)	the outstanding balance of the Notes at the time of the transfer is not more than 65% of the gross purchase price of the Property.

If Mortgagor shall make a one-time transfer pursuant to the above conditions, Mortgagee shall be paid a fee equal to one percent (1%) of the then outstanding balance of the Notes, and Mortgagor, the Transferee or another person or entity shall pay all reasonable third-party costs, fees and expenses (including reasonable legal fees) incurred by Mortgagee in connection with such transfer.  The fee shall be paid on or before the closing date of such one-time transfer.  At the time of such transfer, no modification of the interest rate or repayment terms of the Notes will be required.

After such one-time transfer, no subsequent transfers of the Property shall be allowed and no Change in the Proportionate Ownership of Transferee (as hereinafter defined) shall be allowed without Mortgagee’s prior written consent.  “Change in the Proportionate Ownership of Transferee” means a change in control of the Transferee or the Creditworthy Party, or the existence of a lien on, the direct or indirect ownership interests in the Transferee or the Creditworthy Party which could result in such a change in control, except for publicly traded securities.

“Debt Service Coverage” means a number calculated by dividing Net Income Available for Debt Service (as hereinafter defined) for a fiscal period by the debt service during the same fiscal period under all indebtedness (including the Indebtedness) secured by any portion of the Property.  For purposes of the preceding sentence, “debt service” means the actual debt service due under all indebtedness secured by any portion of the Property based upon a thirty (30) year amortization schedule (whether or not amortization is actually required) and, if an accrual loan, as if interest and principal on such indebtedness were due monthly.

“Net Income Available for Debt Service” means net income (prior to giving effect to any capital gains or losses and any extraordinary items) from the Property, determined in accordance with generally accepted accounting principles (“GAAP”), consistently applied, for a fiscal period, plus (to the extent deducted in determining net income from the Property):

A)	interest on indebtedness secured by any portion of the Property for such fiscal period;

B)	depreciation, if any, of fixed assets at or constituting the Property for such fiscal period;

C)
amortization, if any, over the term of the lease, of standard tenant finish expenditures at the Property (but specifically excluding the amortization of tenant finish expenditures by Mortgagor in excess of $40.00 per square foot for new tenants and $10.00 per square foot for renewal tenants (i.e., above standard tenant finishes)); and

D)
amortization of loan costs (over the term of the loan) incurred in connection with any indebtedness secured by any portion of the Property and leasing commissions (over the term of the lease) which have been prepaid;

less:

E)	an amount (positive or negative) to offset any rent averaging adjustment resulting from adherence to FASB-13;

F)	the amortization of free rent and any other tenant concessions and promotional items not deducted in the calculation of net income above;

G)	a replacement reserve for future tenant improvements, leasing commissions and structural items based on not less than $2.11 per square foot per annum;

H)	the amount, if any, by which actual gross income during such fiscal period exceeds that which would be earned from the rental of 94% of the gross leaseable area in the Property;

I)	the amount, if any, by which the actual management fee is less than 3% of gross revenue during such fiscal period;

J)	the amount, if any, by which the actual real estate taxes or PILOT are less than $3.25 per square foot per annum; and

K)	the amount, if any, by which total operating expenses, excluding management fees, real estate taxes and replacement reserves, are less than $10.24 per square foot per annum.

All adjustments to net income referenced above shall be calculated in a manner reasonably satisfactory to Mortgagee.

Financial Statements.

(A) Mortgagor shall furnish the following items to Mortgagee within 120 days after the close of each fiscal year of Mortgagor (the “Property Financial Statements Due Date” or “Financial Statements Due Date”):

(i)
combined financial statements for the Mortgagor/Property, which will include an unaudited statement of operations for such fiscal year, an unaudited balance sheet as of the last day of such fiscal year and an unaudited statement of cash flows as of the last day of such fiscal year;

(ii)
a copy of the most recent Form 10K of the Principal filed with the Securities and Exchange Commission, which includes an audited balance sheet and audited statement of cash flows for the Principal as of the last day of the Principal’s fiscal year;

(iii)
a current rent roll identifying location, leased area, lease begin and end dates, current contract rent, rent increases and increase dates, percentage rent, expense reimbursements, and any other recovery items; and

(iv)	an operating budget for the current fiscal year.

(B) Furthermore, Mortgagor shall furnish to Mortgagee, within 20 days after receipt of a written request from Mortgagee, such reasonable financial and management information in the possession of, or accessible to, Mortgagor which Mortgagee determines to be useful in Mortgagee’s monitoring of the value and condition of the Property, Mortgagor or the Principal.

All unaudited financial statements shall contain a certification by an officer of Mortgagor stating that they have been prepared in accordance with GAAP in all material respects and that they are true, accurate and complete in all material respects.  The expense of preparing all of the financial statements required in (A), above shall be borne by Mortgagor.

In addition to all other remedies available to Mortgagee hereunder, at law and in equity, if any financial statement, additional information or proof of payment of property taxes, assessments and/or PILOT is not furnished to Mortgagee, as required in this section entitled “Financial Statements” and in the section entitled “Taxes and Special Assessments”, within 30 days after Mortgagee shall have given written notice to Mortgagor that it has not been received as required,

(x)
interest on the unpaid principal balance of the Indebtedness shall, as of the applicable Financial Statements Due Date or the date such additional information or proof of payment of property taxes, assessments and/or PILOT was due, accrue and become payable at a rate equal to the sum of the Interest Rate (as defined in the Notes) plus one percent (1%) per annum (the “Increased Rate”); and

(y)
Mortgagee may elect to obtain an independent audit of the Property at Mortgagor’s expense, and Mortgagor agrees that it will, upon request, promptly make Mortgagor’s books and records regarding the Property available to Mortgagee and the person(s) performing the audit (which obligation Mortgagor agrees can be specifically enforced by Mortgagee).

The Increased Rate shall continue to be in effect until the financial statements, additional information and/or proof of payment of property taxes, assessments and/or PILOT (as requested by Mortgagee) shall be furnished to Mortgagee as required.  The Increased Rate shall be calculated and paid as follows: additional interest on the then unpaid principal balance of the Notes shall: (a) accrue at the rate of one percent (1%) per annum (the “Increased Interest”); (b) be added to the regular monthly payments due under the Notes and be due and payable monthly in arrears; and (c) be calculated based on the actual number of days that the financial statements, additional information and/or proof of payment of property taxes, assessments and/or PILOT (as requested by Mortgagee) are outstanding in the prior month and the actual number of days in the calendar year, except to the extent that the number of days that such items are outstanding consists of a full calendar month, in which case such calculation shall be based on a year consisting of 360 days.  In the months in which the Increased Interest shall be due and payable, there shall be no change in the amortization of principal or the amortization schedule under the Notes.  Commencing on the date on which the financial statements, additional information and/or proof of payment of property taxes, assessments and/or PILOT are received by Mortgagee, the Increased Rate shall terminate and expire, and interest on the unpaid principal balance shall again accrue at the Interest Rate.  Notwithstanding the foregoing, Mortgagee shall have the right to conduct an independent audit at its own expense at any time.

Defeasance.  Mortgagor may obtain a release of the Property from the operation, effect and lien of this Mortgage and all other Loan Documents securing repayment of the Notes, other than the Environmental Indemnity Agreement, and thereafter Mortgagee’s recourse shall be limited to the Adequate Substitute Collateral (as hereinafter defined) and Mortgagee’s rights under the Environmental Indemnity Agreement, subject to the satisfaction of the conditions set forth in the following clauses (a) through (f), below:

(a) The payment of a service fee to Mortgagee in the amount of $10,000, plus payment of all reasonable costs and expenses (including reasonable legal fees of outside counsel) incurred by Mortgagee in connection with the defeasance.

(b) The deposit with Mortgagee (or with an escrow holder satisfactory to Mortgagee) of the Adequate Substitute Collateral.

(c) No Event of Default shall have occurred and be continuing on the date of the deposit of the Adequate Substitute Collateral.

(d) The delivery to Mortgagee of an instrument executed by Mortgagor, reasonably satisfactory in scope, form and content to Mortgagee, granting a security interest in the Adequate Substitute Collateral and providing that Mortgagee may apply the Adequate Substitute Collateral to the payment of principal and interest due under the Notes when such payments become due.

(e) Mortgagor’s execution and delivery to Mortgagee of such UCC financing statements as Mortgagee may reasonably require.

(f) The delivery to Mortgagee of an opinion of counsel approved by Mortgagee in form and substance reasonably satisfactory to Mortgagee to the effect that:

(1)
The Adequate Substitute Collateral has been pledged to Mortgagee and is not subject to any valid interest, lien, claim or encumbrance of any other person or entity or by any court or trustee in bankruptcy;

(2)	The deposit of the Adequate Substitute Collateral will not constitute a preferential transfer or fraudulent conveyance under any bankruptcy or similar law;

(3)
The Adequate Substitute Collateral cannot be recovered by either creditors of Mortgagor (other than Mortgagee) or the trustee or custodian, for the benefit of such creditors, in any bankruptcy or insolvency proceeding prior to payment in full of the Indebtedness evidenced by the Notes; and

(4)
Mortgagee will not recognize income, gain or loss for federal income tax purposes as a result of such deposit of such Adequate Substitute Collateral, and Mortgagee will be subject to federal income tax on the same amount and in the same manner and at the same times as would have been in the case if such deposit of Adequate Substitute Collateral had not occurred.

Such opinion shall cover such other matters as Mortgagee may reasonably require in connection with the deposit of Adequate Substitute Collateral and matters relating thereto.

As used herein, “Adequate Substitute Collateral” means non-callable U.S. Treasury Obligations (as hereinafter defined), not payable or redeemable prior to their expressed maturities, which through the payment of principal and interest in respect thereof in accordance with their terms, without any reinvestment or further investment of the principal of or interest earned on such U.S. Treasury Obligations, will absolutely and unconditionally provide for payment in any and all circumstances on the due date of each payment of interest and principal required by the terms of the Notes, timed so that no prepayment occurs, an amount equal to the amount of interest and principal due and payable on each such due date, through and including a payment date selected by Mortgagor occurring during the last 60 days of the term of the Notes.

As used herein, “U.S. Treasury Obligations” means direct obligations of the United States of America, or obligations of United States agencies or instrumentalities reasonably acceptable to Mortgagee, in either case, the payment or guarantee of which constitutes a full faith and credit obligation of the United States of America.

Within five (5) business days after defeasance, Mortgagee shall return to Mortgagor, by wire transfer, any reserves held by Mortgagee.

Property Management.  The management company for the Property shall be reasonably satisfactory to Mortgagee.  Any change in the management company without the prior written consent of Mortgagee shall constitute a default under this Mortgage.  Management by Mack-Cali Realty, L.P., Mack-Cali Realty Corporation or any management company owned and/or controlled, directly or indirectly, by Mack-Cali Realty Corporation or Mack-Cali Realty, L.P. shall be satisfactory to Mortgagee, and any change in management to such an entity will not require Mortgagee’s prior written consent.

Leasehold Property.  With respect to the leasehold and subleasehold portions of the Property (but not any sub-subleasehold portions of the Property):

(a) This Mortgage expressly includes the grant, conveyance, mortgage and warrant of all improvements on the demised premises and all additional title, estate, interest or right which may at any time be acquired by Ground Lessee and/or Master Lessee.  It is expressly agreed that this Mortgage shall constitute a lien upon the fee simple title, the leasehold estate, the subleasehold estate or any other interest acquired by Ground Lessee and/or Master Lessee in any of such demised premises.

(b) Ground Lessor and Ground Lessee warrant that there is no present default under the terms and conditions of the Ground Lease, and there are no claims, offsets, counterclaims or other matters that may ripen into a default.  If a default shall occur in the future, Ground Lessor and Ground Lessee covenant that written notice thereof shall be promptly served on Mortgagee.  A default by Ground Lessee under the Ground Lease shall constitute a default under this Mortgage.

(c) Master Lessor and Master Lessee warrant that there is no present default under the terms and conditions of the Master Lease, and there are no claims, offsets, counterclaims or other matters that may ripen into a default.  If a default shall occur in the future, Master Lessor and Master Lessee covenant that written notice thereof shall be promptly served on Mortgagee.  A default by Master Lessee under the Master Lease shall constitute a default under this Mortgage.

Deposits by Mortgagor.  To assure the timely payment of real estate taxes and special assessments (including personal property taxes, if appropriate), upon the occurrence of an Event of Default, Mortgagee shall thence forth have the option to require Mortgagor to deposit funds with Mortgagee, in monthly or other periodic installments in amounts reasonably estimated by Mortgagee from time to time sufficient to pay real estate taxes and special assessments as they become due.  If at any time the funds so held by Mortgagee shall be insufficient to pay any of said expenses, Mortgagor shall, upon receipt of notice thereof, immediately deposit such additional funds as may be necessary to remove the deficiency.  All funds so deposited shall be irrevocably appropriated to Mortgagee to be applied to the payment of such real estate taxes and special assessments and, at the option of Mortgagee after the occurrence of an Event of Default, the Indebtedness.

Notices.  Any notices, demands, requests and consents permitted or required hereunder or under any other Loan Document shall be in writing, may be delivered personally or sent by certified mail, return receipt requested, with postage prepaid, or by reputable overnight courier service.  Any notice or demand sent to Mortgagor shall be addressed to Mortgagor c/o Mack-Cali Realty Corporation, 343 Thornall Street, Edison, NJ 08837-2206, Attention: Mitchell E. Hersh, President and Chief Executive Officer, with a copy to the attention of Roger W. Thomas, Esq., Executive Vice President and General Counsel, at the same address, or to such other address(es) in the United States of America as Mortgagor shall designate in a notice to Mortgagee given in the manner described herein.  Any notice given to Mortgagee shall refer to NM Loan No. 338136 and NY Life Loan No. 374-0185.  Any notice sent to Mortgagee shall be sent to Servicer (as defined below), shall be sent by certified mail, return receipt requested, or reputable overnight courier service and, as of the date hereof, shall be addressed to The Northwestern Mutual Life Insurance Company to the attention of the Real Estate Investment Department at 720 East Wisconsin Avenue, Milwaukee, WI 53202, or at such other address(es) as Northwestern Mutual shall designate in a notice given in the manner described herein.  Mortgagor shall have no obligation to determine the identity of the Servicer.  Notwithstanding the foregoing, all submissions, notices and requests for approvals, waivers or consents required to be made or obtained by Mortgagor, or given by Mortgagee, shall be made or obtained from, or given by, the Servicer, but a copy of all submissions, notices and requests for approvals, waivers or consents (together with supporting materials) shall be delivered, in the same manner as the original, to the holder of each of the Notes of which Mortgagor has notice (except that no copy needs to be provided to the holder of a Note if such holder is also the Servicer).  A copy of all submissions, notices and requests for approvals, waivers or consents (together with supporting materials) shall be addressed to the holder of the NYL Note at New York Life Insurance Company, c/o New York Life Investment Management LLC, to the attention of the Real Estate Group, Director Loan Administration Division at 51 Madison Avenue, New York, NY 10010, or at such other address(es) as New York Life Insurance Company shall designate in a notice given to Mortgagor in the manner described herein.  Any notice or demand hereunder shall be deemed given when received.  Any notice or demand which is rejected, the acceptance of delivery of which is refused or which is incapable of being delivered on a business day during normal business hours at the address specified herein or such other address designated pursuant hereto shall be deemed received as of the date of attempted delivery.

Modification of Terms.  Without affecting the liability of Mortgagor or any other person (except any person expressly released in writing) for payment of the Indebtedness or for performance of any obligation contained herein and without affecting the rights of Mortgagee with respect to any security not expressly released in writing, Mortgagee may, at any time and from time to time, either before or after the maturity of the Notes, without notice or consent: (i) release any person liable for payment of all or any part of the Indebtedness or for performance of any obligation; (ii) make any agreement extending the time or otherwise altering the terms of payment of all or any part of the Indebtedness, or modifying or waiving any obligation, or subordinating, modifying or otherwise dealing with the lien or charge hereof; (iii) exercise or refrain from exercising or waive any right Mortgagee may have; (iv) accept additional security of any kind; or (v) release or otherwise deal with any property, real or personal, securing the Indebtedness, including all or any part of the Property.

No Waiver.  Neither Mortgagee’s failure to exercise any right or remedy nor any acceptance by Mortgagee of payment of Indebtedness in default shall in any event be construed as a waiver of any default then existing and continuing or thereafter occurring, or as a release of any right or remedy.

Nature and Succession of Agreements.  Each of the provisions, covenants and agreements contained herein shall inure to the benefit of, and be binding on, the heirs, executors, administrators, successors, grantees, and assigns of the parties hereto, respectively, and the term “Mortgagee” shall include the owner and holder of the Notes.  The liability of Mortgagor hereunder shall be joint and several.

Legal Enforceability.  No provision of this Mortgage, the Notes or any other Loan Documents shall require the payment of interest or other obligation in excess of the maximum permitted by law.  If any such excess payment is provided for in any Loan Documents or shall be adjudicated to be so provided, the provisions of this paragraph shall govern and Mortgagor shall not be obligated to pay the amount of such interest or other obligation to the extent that it is in excess of the amount permitted by law.

Limitation of Liability.  Notwithstanding any provision contained herein to the contrary, the personal liability of Mortgagor hereunder shall be limited as provided in the Notes, the terms and conditions of which are incorporated herein by reference as though set forth fully herein at length.

Consent of Mortgagee.  In connection with Mortgagor, the Servicer shall be authorized to act on behalf of and for the benefit of Mortgagee and the holders of the Notes.  The initial Servicer is Northwestern Mutual and Mortgagor shall be given prior written notice by Northwestern Mutual and New York Life in the event of a change in the identity of the Servicer.  All submissions, notices and requests for approvals, waivers or consents required to be made or obtained by Mortgagor, or given by Mortgagee, shall be made or obtained solely from, or given solely by, the Servicer, but a copy of all submissions, notices and requests for approvals, waivers or consents (together with supporting materials) shall be delivered to the holder of each of the Notes of which Mortgagor has notice (except to the extent that the holder of a Note is also the Servicer).  Mortgagor shall be entitled to rely on any actions taken or consents, approvals and waivers granted by the Servicer as being taken in accordance with the terms of any servicing agreement between the Servicer and Mortgagee and the holders of the Notes, and pursuant to authority from Mortgagee and the holders of the Notes, and any actions taken or consents, approvals and waivers granted by the Servicer shall be binding upon and enforceable against Mortgagee and the holders of the Notes.

Changes in GAAP.  For purposes of calculating Debt Service Coverage, Projected Debt Service Coverage, Net Income Available for Debt Service and Projected Operating Income Available for Debt Service, if any change in GAAP after the date of that certain Loan Application dated as of August 5, 2008 from Mortgagor to Mortgagee (the “Application”) results in a change in the calculation, solely as a result of such change in GAAP, then (i) such calculation shall be made on the basis of GAAP in effect as of the date of the Application, and (ii) Mortgagee and Mortgagor shall negotiate in good faith a modification of any covenant(s), requirement(s) or precondition(s) that are based on such calculations so that the economic effect of the calculation of such covenant(s), requirement(s) or precondition(s) utilizing GAAP as so changed is as close as feasible to what the economic effect of the calculation of such covenant(s), requirement(s) or precondition(s) would have been using GAAP as in effect as of the date of the Application.

Miscellaneous.  Time is of the essence in each of the Loan Documents.  The remedies of  Mortgagee as provided herein or in any other Loan Document or at law or in equity shall be cumulative and concurrent, and may be pursued singly, successively, or together at the sole discretion of Mortgagee, and may be exercised as often as occasion therefor shall occur.  Neither this Mortgage nor any other Loan Document may be modified or terminated orally but only by agreement or discharge in writing and signed by Mortgagor and Mortgagee.  If any of the provisions of any Loan Document or the application thereof to any persons or circumstances shall to any extent be invalid or unenforceable, the remainder of such Loan Document and each of the other Loan Documents, and the application of such provision or provisions to persons or circumstances other than those as to whom or as to which it is held invalid or unenforceable, shall not be affected thereby, and every provision of each of the Loan Documents shall be valid and enforceable to the fullest extent permitted by law.

Conflict or Inconsistency with Commitment.  If any provision contained in this Mortgage is in conflict with, or inconsistent with, any provision in the Commitment, the provision contained in this Mortgage shall govern and control.

Waiver of Jury Trial.  Mortgagor and Mortgagee, by its acceptance of this Mortgage, hereby waive any right to trial by jury with respect to any action or proceeding (a) brought by Mortgagor, Mortgagee or any other person relating to (i) the obligations secured hereby and/or any understandings or prior dealings between the parties hereto, or (ii) the Loan Documents or the Environmental Indemnity Agreement, or (b) to which Mortgagee is a party.

Captions.  The captions contained herein are for convenience and reference only and in no way define, limit or describe the scope or intent of, or in any way affect this Mortgage.

Governing Law.  This Mortgage, the interpretation hereof and the rights, obligations, duties and liabilities hereunder shall be governed and controlled by the laws of the state in which the Property is located.

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IN WITNESS WHEREOF, this Mortgage has been executed by the Mortgagor as of the day and year first above written.

M-C PLAZA V L.L.C., a New Jersey limited liability company

By:       Mack-Cali Realty, L.P.,
a Delaware limited partnership, its sole member

By:	Mack-Cali Realty Corporation,
a Maryland corporation, its general partner

By:/s/ Barry Lefkowitz
Name: Barry Lefkowitz
Title: Executive Vice President and Chief Financial Officer

CAL-HARBOR V URBAN RENEWAL ASSOCIATES L.P., a New Jersey limited partnership
By:       Mack-Cali Sub X, Inc.,
a Delaware corporation, its general partner

By:/s/ Barry Lefkowitz
Name: Barry Lefkowitz
Title: Executive Vice President and Chief Financial Officer

CAL-HARBOR V LEASING ASSOCIATES L.L.C., a New Jersey limited liability company

By:       Mack-Cali Realty, L.P.,
a Delaware limited partnership, its sole member

By:	Mack-Cali Realty Corporation,
a Maryland corporation, its general partner

By:/s/ Barry Lefkowitz
Name: Barry Lefkowitz
Title: Executive Vice President and Chief Financial Officer

(Acknowledgments on following pages)

STATE OF NEW JERSEY                 )
)ss.
COUNTY OF MIDDLESEX              )

I CERTIFY that on October 27, 2008, Barry Lefkowitz, the Executive Vice President and Chief Financial Officer of Mack-Cali Realty Corporation, the General Partner of Mack-Cali Realty, L.P., the sole member of M-C PLAZA V L.L.C., a New Jersey limited liability company, personally came before me and stated to my satisfaction that this person:

(a) was the maker of the attached Instrument; and

(b) was authorized to and did execute this Instrument as the Executive Vice President and Chief Financial Officer of Mack-Cali Realty Corporation, the General Partner of Mack-Cali Realty, L.P., the sole member of M-C PLAZA V L.L.C., a New Jersey limited liability company, the entity named in this Instrument.

/s/ Susan M. Epstein

Susan M. Epstein
Notary Public of New Jersey
My Commission Expires: October 8, 2012

STATE OF NEW JERSEY                 )
)ss.
COUNTY OF MIDDLESEX              )

I CERTIFY that on October 27, 2008, Barry Lefkowitz, the Executive Vice President and Chief Financial Officer of Mack-Cali Sub X, Inc., the General Partner of CAL-HARBOR V URBAN RENEWAL ASSOCIATES L.P., a New Jersey limited partnership, personally came before me and stated to my satisfaction that this person:

(a) was the maker of the attached Instrument; and

(b) was authorized to and did execute this Instrument as the Executive Vice President and Chief Financial Officer of Mack-Cali Sub X, Inc., the General Partner of CAL-HARBOR V URBAN RENEWAL ASSOCIATES L.P., a New Jersey limited partnership, the entity named in this Instrument.

/s/ Susan M. Epstein

Susan M. Epstein
Notary Public of New Jersey
My Commission Expires: October 8, 2012

STATE OF NEW JERSEY                 )
)ss.
COUNTY OF MIDDLESEX              )

I CERTIFY that on October 27, 2008, Barry Lefkowitz, the Executive Vice President and Chief Financial Officer of Mack-Cali Realty Corporation, the General Partner of Mack-Cali Realty, L.P., the sole member of CAL-HARBOR V LEASING ASSOCIATES L.L.C., a New Jersey limited liability company, personally came before me and stated to my satisfaction that this person:

(a) was the maker of the attached Instrument; and

(b) was authorized to and did execute this Instrument as the Executive Vice President and Chief Financial Officer of Mack-Cali Realty Corporation, the General Partner of Mack-Cali Realty, L.P., the sole member of CAL-HARBOR V LEASING ASSOCIATES L.L.C., a New Jersey limited liability company, the entity named in this Instrument.

/s/ Susan M. Epstein

Susan M. Epstein
Notary Public of New Jersey
My Commission Expires: October 8, 2012